Exhibit 10.16

[ * ] – CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(B)(10).  SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

CYTOKINETICS, INCORPORATED

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of December 20, 2021 (the “Closing Date”) by and between Cytokinetics, Incorporated, a Delaware corporation (the “Company”), and RTW Innovation Master Fund, Ltd., with a business address located at [ * ] (the “Investor”, and together with the Company, collectively, the “Parties” and individually, a “Party”).

RECITALS

WHEREAS, the Company and Ji Xing Pharmaceuticals Limited (“Ji Xing”), an Affiliate (as defined below) of the Investor, have entered into that certain License and Collaboration Agreement (the “License Agreement”), and the Company and each of RTW Master Fund, Ltd. and RTW Venture Fund Limited have entered into common stock purchase agreements on substantially the same terms (other than price and share quantity) as this Agreement (each of the foregoing, together with the License Agreement, collectively, the “Transaction Agreements”), each of even date herewith;

WHEREAS, to induce the Company to grant certain rights under the License Agreement to Ji Xing, the Investor and its affiliates have collectively undertaken to purchase from the Company an aggregate of $20,000,000 of the Company’s common stock, par value $0.001 per share (the “Common Stock”) upon the terms and subject to the conditions set forth in this Agreement (and with respect to the Investor’s affiliates purchasing the Common Stock concurrently with the Investor, separate common stock purchase agreements in the same form and substance as this Agreement);

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

Purchase and Sale of Shares

1.1Sale of Shares.  Subject to the terms and conditions hereof, the Company will issue and sell to the Investor, and the Investor will purchase from the Company, at the Closing, 242,169 shares of common stock of the Company (hereafter referred to as the “Shares”), free and clear of all liens or encumbrances, in consideration of a cash payment of nine million four hundred seventy-four thousand eight hundred sixty-two dollars ($9,474,862.13) (the “Aggregate Purchase Price”).

1.2Closing. The purchase and sale of the Shares shall take place at a closing (the “Closing”) to be held at the offices of Cooley LLP, 3175 Hanover Street, Palo Alto, California  94304-1130, on the Closing Date.  At the Closing, the Company will deliver or cause to be delivered to the Investor in book entry form a certificate or certificates representing the Shares that the Investor is purchasing and, concurrently, the Investor shall pay the Aggregate Purchase Price by (a) check payable to the Company, (b) wire transfer in accordance with the Company’s instructions, or (c) any combination of the foregoing.

1.3Tax Treatment. For U.S. federal income and other applicable tax purposes, the Investor and the Company agree to treat the issuance and sale of the Shares by the Company, and the purchase of the Shares by the Investor, in accordance with the terms hereof as separate and independent from any transactions entered into by the Company and the Investor or its Affiliates, other than those contemplated by this Agreement, and to report the transactions contemplated by this Agreement on U.S. federal income tax and other applicable tax returns in accordance with this Section 1.3 unless otherwise required by applicable law.

SECTION 2

Representations and Warranties of the Company

Except as set forth on the Schedule of Exceptions attached hereto as Schedule B, the Company hereby represents and warrants the following as of the Closing Date:

2.1Organization and Good Standing and Qualifications. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease, operate and occupy its properties and to carry on its business as now being conducted. Except as set forth in the Commission Documents (as defined below), the Company does not own more than 50% of the outstanding capital stock of or control any other business entity. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned or leased by it makes such qualification necessary, other than those in which the failure so to qualify or be in good standing would not have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” shall mean any event or condition that would reasonably be likely to have a material adverse effect on the business, operations, properties or financial condition of the Company and its consolidated subsidiaries, taken as a whole; provided that none of the following shall constitute a “Material Adverse Effect”: the effects of conditions or events that are generally applicable to the capital, financial, banking or currency markets and the biotechnology industry, and changes in the market price of the Common Stock.

2.2Authorization. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement; (ii) the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby and thereby and the issuance, sale and delivery of the Shares have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required; and (iii)  this Agreement has been duly executed and delivered and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, securities, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies, or indemnification or by other equitable principles of general application.

2.3Valid Issuance of Shares. The issuance of the Shares has been duly authorized by all requisite corporate action.  When the Shares are issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, the Shares will be duly and validly issued and outstanding, fully paid, and nonassessable, rank pari passu in all respects with the other issued shares and free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws and, except as otherwise set forth herein, the Investor shall be entitled to all rights accorded to a holder of shares of Common Stock.  The Company has reserved a sufficient number of shares of Common Stock for issuance to the Investor in accordance with the Company’s obligations under this Agreement.

2.4No Conflict.  The execution, delivery and performance of this Agreement, and any other document or instrument contemplated hereby, by the Company and the consummation by the Company of the transactions contemplated hereby, do not: (i) violate any provision of the Certificate or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party where such default or conflict would constitute a Material Adverse Effect, (iii) create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound, which would constitute a Material Adverse Effect, (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, writ, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company are bound or affected where such violation would constitute a Material Adverse Effect, or (v) require any consent of any third party that has not been obtained pursuant to any material contract to which the Company is subject or to which any of its assets, operations or management may be subject where the failure to obtain any such consent would constitute a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Shares in accordance with the terms hereof (other than any filings that may be required to be made by the Company with the Securities and Exchange Commission (the “Commission”), Financial Industry Regulatory Authority, The Nasdaq Stock Market LLC or state securities commissions subsequent to the Closing); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Investor herein.

2.5Compliance.  The Company is not, and the execution and delivery of this Agreement and the consummation of the transactions contemplated herewith will not cause the Company to be, (i) in material violation or default of any provision of any instrument, mortgage, deed of trust, loan, contract, or commitment filed with the Commission Documents, (ii) in violation of any provision of any judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound, or (iii) in violation of any federal, state or, to its knowledge, local statute, rule or governmental regulation, in the case of each of clauses (ii) and (iii), which would have a Material Adverse Effect.

2.6Capitalization.  As of November 1, 2021 (the “Reference Date”), a total of 83,882,953 shares of Common Stock were issued and outstanding, increased as set forth in the next sentence.  Other than in the ordinary course of business, the Company has not issued any capital stock since the Reference Date other than pursuant to (i) employee benefit plans disclosed in the Commission Documents, (ii) grants to directors, officers and employees in the ordinary course and consistent with past practice or as otherwise disclosed in the Commission Documents (including any Form 4 filings by the relevant grantee) and (iii) outstanding warrants, options or other securities disclosed in the Commission Documents.  The outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and nonassessable, were not issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities, and in material compliance with all federal and state securities laws. Except as set forth in the Commission Documents, there are no outstanding rights (including, without limitation, preemptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any unissued shares of capital stock or other equity interest in the Company, or any contract, commitment, agreement, understanding or arrangement of any kind to which the Company is a party and relating to the issuance or sale of any capital stock of the Company, any such convertible or exchangeable securities or any such rights, warrants or options. Without limiting the foregoing, no preemptive right, co-sale right, right of first refusal, registration right, or other similar right exists with respect to the Shares or the issuance and sale thereof. Except as disclosed in the Commission Documents, there are no shareholder agreements, voting agreements or other similar agreements with respect to the voting of the Shares to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s shareholders.

2.7Commission Documents, Financial Statements. The Company’s Common Stock is registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and during the past twelve (12) months the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing, including filings incorporated by reference therein, being referred to herein as the “Commission Documents”).  The Company’s Common Stock is currently listed or quoted on the Nasdaq Global Select Market.  The Company is not in violation of the listing requirements of the Nasdaq Global Select Market and has no knowledge of any facts that would reasonably lead to delisting or suspension of its common stock from The Nasdaq Stock Market LLC in the foreseeable future. Each Commission Document filed within the past twelve (12) months complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to such document, and, as of its date, after giving effect to the information disclosed and incorporated by reference therein, no such Commission Document filed within the past twelve (12) months contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, to the Company’s knowledge, the financial statements of the Company included in the Commission Documents filed with the Commission during the past twelve months complied as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

2.8Internal Controls and Procedures. The Company maintains disclosure controls and procedures as such terms are defined in, and required by, Rule 13a-15 and Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective as of the latest date of management’s evaluation of such disclosure controls and procedures as set forth in the Commission Documents to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Commission. The Company maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP.

2.9No Undisclosed Liabilities. To the Company’s knowledge, neither the Company nor any of its subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company or any of its subsidiaries (including the notes thereto) in conformity with GAAP and are not disclosed in the Commission Documents, other than those incurred in the ordinary course of the Company’s business since November 1, 2021 or which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company.

2.10No Undisclosed Events or Circumstances. Except for the transactions contemplated by this Agreement and the other Transaction Agreements, no event or circumstance has occurred or exists with respect to the Company, its subsidiaries, or their respective businesses, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed and which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

2.11Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any subsidiary which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto. Except as set forth in the Commission Documents or as previously disclosed in writing to the Investor, there is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or involving the Company, any subsidiary, or any of their respective properties or assets that could be reasonably expected to have a Material Adverse Effect on the Company. Except as set forth in the Commission Documents or as previously disclosed to the Investor in writing, no judgment, order, writ, injunction or decree or award has been issued by or, to the knowledge of the Company, requested of any court, arbitrator or governmental agency which could be reasonably expected to result in a Material Adverse Effect.

2.12Compliance with Law. The businesses of the Company and its subsidiaries have been and are presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except as set forth in the Commission Documents or such that would not reasonably be expected to cause a Material Adverse Effect. Except as set forth in the Commission Documents, the Company and each of its subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it, except for such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, the failure to possess which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

2.13Exemption from Registration, Valid Issuance. Subject to, and in reliance on, the representations, warranties and covenants made herein by the Investor, the issuance and sale of the Shares in accordance with the terms and on the bases of the representations and warranties set forth in this Agreement, may and shall be properly issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), Regulation D promulgated pursuant to the Securities Act (“Regulation D”) and/or any other applicable federal and state securities laws. The sale and issuance of the Shares pursuant to, and the Company’s performance of its obligations under, this Agreement will not (i) result in the creation or imposition of any liens, charges, claims or other encumbrances upon the Shares or any of the assets of the Company, or (ii) entitle the holders of any outstanding shares of capital stock of the Company to preemptive or other rights to subscribe to or acquire the Shares or other securities of the Company.

2.14Transfer Taxes.  All stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Shares to be sold to Investor hereunder will be, or will have been, fully paid or provided for by the Company and all laws imposing such taxes will be or will have been fully complied with.

2.15Investment Company.  The Company is not and, after giving effect to the offering and sale of the Shares, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

2.16Brokers.  Except as expressly set forth in this Agreement or the other Transaction Agreements, no brokers, finders or financial advisory fees or commissions will be payable by the Company or any of its subsidiaries in respect of the transactions contemplated by this Agreement or the other Transaction Agreements.

SECTION 3

Representations and Warranties of the Investor

The Investor hereby represents and warrants the following as of the Closing Date:

3.1Experience.  The Investor is experienced in evaluating companies such as the Company, has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of the Investor’s prospective investment in the Company, and has the ability to bear the economic risks of the investment.

3.2Investment.  The Investor is acquiring the Shares for investment for the Investor’s own account and not with the view to, or for resale in connection with, any distribution thereof.  The Investor understands that the Shares have not been and will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.  The Investor acknowledges and agrees that the Shares purchased by the Investor, until disposition of such Shares in accordance with the provisions of this Agreement, shall remain at all times within the Investor’s control.  The Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Shares.

3.3Rule 144. The Investor acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.  The Investor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.  In connection therewith, the Investor acknowledges that the Company will make a notation on its stock books regarding the restrictions on transfers set forth in this Section 3 and will transfer the Shares on the books of the Company only to the extent not inconsistent therewith.

3.4Access to Information. The Investor has received and reviewed information about the Company and has had an opportunity to discuss the Company’s business, management and financial affairs with its management and to review the Company’s facilities.  The Investor has had a full opportunity to ask questions of and receive answers from the Company, or any person or persons acting on behalf of the Company, concerning the terms and conditions of an investment in the Shares.  The Investor is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, except for the statements, representations and warranties made by the Company or in respect of the Company contained in this Agreement and the other Transaction Agreements.

3.5Authorization. This Agreement when executed and delivered by the Investor will constitute a valid and legally binding obligation of the Investor, enforceable in accordance with its terms, subject to:  (i) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief, and other equitable remedies; and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights.

3.6Investor Status.  The Investor acknowledges that it is either (i) an institutional “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act (an “Institutional Accredited Investor”) or (ii) a “qualified institutional buyer” as defined in Rule 144A of the Securities Act, as indicated on Schedule A hereto, and the Investor shall submit to the Company such further assurances of such status as may be reasonably requested by the Company.

3.7No Inducement.  The Investor was not induced to participate in the offer and sale of the Shares by the filing of any registration statement in connection with any public offering of the Company’s securities, and the Investor’s decision to purchase the Shares hereunder was not influenced by the information contained in any such registration statement.

SECTION 4

Conditions to Investor’s Obligations at Closing

The obligations of the Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, any of which may be waived in writing by the Investor (except to the extent not permitted by law):

4.1No Injunction, etc.  No preliminary or permanent injunction or other binding order, decree or ruling issued by a court or governmental agency shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by this Agreement.  No action or claim shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would be reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have the effect of making illegal the purchase of, or payment for, any of the Shares by the Investor.

4.2Representations and Warranties.  The representations and warranties of the Company contained in Section 2 shall have been true and correct in all material respects (except for such representations and warranties that are qualified by materiality which shall be true and correct in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

4.3Performance.  The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

4.4Compliance Certificate.  A duly authorized officer of the Company shall deliver to the Investor at the Closing a certificate stating that the conditions specified in Sections 4.2 and 4.3 have been fulfilled and certifying and attaching the Company’s Certificate of Incorporation, Bylaws and authorizing Board of Directors resolutions with respect to this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby.

4.5Securities Laws.  The offer and sale of the Shares to the Investor pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

4.6Transaction Agreements. The Company shall have delivered to the Investor the duly executed Transaction Agreements.

4.7Authorizations.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing.

SECTION 5

Conditions to the Company’s Obligations at Closing

The obligations of the Company to the Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the Investor:

5.1Representations and Warranties. The representations and warranties of the Investor contained in Section 3 shall be true and correct in all material respects (except for such representations and warranties that are qualified by materiality which shall be true and correct in all respects) on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

5.2Securities Law Compliance.  The offer and sale of the Shares to the Investor pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

5.3Transaction Agreements. The Investor shall have delivered to the Company the duly executed Transaction Agreements.

5.4Authorization.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing.

SECTION 6

Investor Covenants

6.1Trading Restrictions.

(a)Definitions.

(i) “Affiliate” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

(ii) “Restriction Period” shall mean the period commencing on the Closing Date and continuing until the date that is one (1) year from such date.

(iii)“Significant Event” shall mean any of the following not involving a violation of this Section 6: (A) the public announcement of a proposal or intention to acquire, or the acquisition, by any person or 13D Group of beneficial ownership of Voting Securities representing 15% or more of the then outstanding Voting Securities; (B) the public announcement of a proposal or intention to commence, or the commencement, by any person or 13D Group of a tender or exchange offer to acquire Voting Securities which, if successful, would result in such person or 13D Group owning, when combined with any other Voting Securities owned by such person or 13D Group, 15% or more of the then outstanding Voting Securities; or (C) the entry into by the Company, or the public announcement by the Company of an intention or determination to enter into, any merger, sale or other business combination transaction, or an agreement therefor, pursuant to which the outstanding shares of capital stock of the Company would be converted into cash, other consideration or securities of another person or 13D Group or 50% or more of the then outstanding shares of capital stock of the Company would be owned by persons other than the then current holders of shares of capital stock of the Company, or which would result in all or a substantial portion of the Company’s assets being sold to any person or 13D Group.

(iv)“Voting Securities” shall mean at any time shares of any class of capital stock of the Company which are then entitled to vote generally in the election of directors.

(v)“13D Group” shall mean, with respect to the Voting Securities of the Company, any group of persons formed for the purpose of acquiring, holding, voting or disposing of such Voting Securities which would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the Commission as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Securities representing more than 5% of the total combined voting power of all such Voting Securities then outstanding.

(b)Restriction Period No Sell.  The Investor agrees that, except as provided below and as otherwise expressly permitted under this Agreement, during the Restriction Period, neither the Investor nor any of its Affiliates shall offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of in any manner, either directly or indirectly (“Sale” or “Sell”), any Shares, or any securities of the Company issued as a dividend or distribution on, or involving a recapitalization or reorganization with respect to, such Shares (collectively, “Covenant Shares”), other than transfers of securities between and among the Investor and any one or more of its Affiliates.  The Company shall use commercially reasonable efforts to permit the Covenant Shares to be eligible for clearance and settlement through the facilities of The Depository Trust Company immediately following the termination of the Restriction Period.

(c)[ * ]

(d)Notwithstanding anything else contained in this Section 6.1, (x), the Investor and its Affiliates may at any time sell [ * ].

(e)Occurrence of Significant Event.  The restrictions contained in Sections 6.1(b) and (c) shall be suspended and shall not apply to or otherwise restrict the Investor’s actions in respect of the Company’s securities for so long as a Significant Event has occurred and is continuing.

6.2Invalid Transfers.  Any sale, assignment or other transfer of Covenant Shares by the Investor or any of its Affiliates, as applicable, contrary to the provisions of this Section 6 shall be null and void, and the transferee shall not be recognized by the Company as the holder or owner of the Covenant Shares sold, assigned, or transferred for any purpose (including, without limitation, voting or dividend rights), unless and until the Investor or such Affiliate, as applicable, has satisfied the requirements of this Section 6 with respect to such sale. The Investor shall provide the Company with written evidence that such requirements have been met or waived, prior to it or its Affiliates consummating any sale, assignment or other transfer of securities, and no Covenant Shares shall be transferred on the books of the Company until such written evidence has been received by the Company from the Investor. The Company, or, at the instruction of the Company, the transfer agent of the Company, may place a legend on any certificate representing Covenant Shares stating that such shares are subject to the restrictions contained in this Agreement. Upon delivery by the Investor of the written evidence required above, the Company agrees to facilitate the timely preparation and delivery (but in no event longer than five (5) business days) of certificates representing the Covenant Shares to be sold by the Investor or any Affiliate free of any restrictive legends and in such denominations and registered in such names as the Investor or such Affiliate may request in connection with such sale.

6.3Performance by Affiliates.  The Investor shall remain responsible for and guarantee its Affiliates’ performance in connection with this Agreement, and shall cause each such Affiliate to comply fully with the provisions of this Agreement in connection with such performance.

SECTION 7

Restricted Securities

7.1Rule 144 Reporting.  With a view to making available to the Investor the benefits of certain rules and regulations of the Commission which may permit the sale of the Shares to the public without registration, the Company agrees that, as from the Closing Date until such date falling three hundred sixty-five (365) days thereafter, it shall use commercially reasonable efforts to:

(a)Make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act;

(b)File with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(c)Furnish the Investor forthwith upon request (i) a written statement by the Company as to its compliance with the public information requirements of said Rule 144, (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents as may be reasonably requested in availing the Investor of any rule or regulation of the Commission permitting the sale of any such securities without registration.

7.2Restrictive Legend.  The certificates representing the Shares, when issued, will bear a restrictive legend in substantially the following form:

“THE SECURITIES EVIDENCED OR CONSTITUTED HEREBY HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE ACT UNLESS EITHER (i) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED IN CONNECTION WITH SUCH DISPOSITION OR (ii) THE SALE OF SUCH SECURITIES IS MADE PURSUANT TO SECURITIES AND EXCHANGE COMMISSION RULE 144.”

7.3Unlegended Shares. Following completion of the Restriction Period, the Investor may request that the Company remove, and the Company agrees to authorize the removal of, any legend from such Shares, (i) in connection with any sale (which for the avoidance of doubt includes any planned sales within a reasonable period of time) of such Shares pursuant to Rule 144 (provided that any legend would only be removed in connection with the consummation of any such sale) or (ii) following the time a legend is no longer required with respect to such Shares. If a legend is no longer required pursuant to the foregoing, the Company will, no later than five (5) business days following the request by the Investor to the Company to remove such legends (along with such other documents as the Company or the Company’s transfer agent may reasonably request, including an opinion of counsel), deliver or cause to be delivered to the Investor in book-entry form or a certificate representing such Shares that is free from all restrictive legends. Certificates for Shares free from all restrictive legends may be transmitted by the Company’s transfer agent to the Investor as directed by the Investor. The Company warrants that the Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement.

SECTION 8

Indemnification

8.1Each Party (an “Indemnifying Party”) hereby indemnifies and holds harmless the other Party, such other Party’s respective officers, directors, employees, consultants, representatives and advisers, and any and all Affiliates (as defined in Section 6.1(a)) of the foregoing (each of the foregoing, an “Indemnified Party”) from and against all losses, liabilities, costs, damages and expense (including reasonable legal fees and expenses) (collectively, “Losses”) suffered or incurred by any such Indemnified Party to the extent arising from, connected with or related to (i) breach of any representation or warranty of such Indemnifying Party in this Agreement; and (ii) breach of any covenant or undertaking of any Indemnifying Party in this Agreement, except for such Losses determined in a final judgement by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of the Indemnified Party or the Indemnified Party’s breach of representation, warranty, covenant or undertaking under this Agreement.  If an event or omission (including, without limitation, any claim asserted or action or proceeding commenced by a third party) occurs which an Indemnified Party asserts to be an indemnifiable event pursuant to this Section 8, the Indemnified Party will provide written notice to the Indemnifying Party, setting forth the nature of the claim and the basis for indemnification under this Agreement.  The Indemnified Party will give such written notice to the Indemnifying Party immediately after it becomes aware of the existence of any such event or occurrence.  Such notice will be a condition precedent to any obligation of the

Indemnifying Party to act under this Agreement but will not relieve it of its obligations under the indemnity except to the extent that the failure to provide prompt notice as provided in this Agreement actually prejudices the Indemnifying Party with respect to the transactions contemplated by this Agreement and to the defense of the liability.  In case any such action is brought by a third party against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it wishes, to assume the defense and settlement thereof with counsel reasonably selected by it and, after notice from the Indemnifying Party to the Indemnified Party of such election so to assume the defense and settlement thereof, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that an Indemnified Party shall have the right to employ one separate counsel at the expense of the Indemnifying Party if (i) the employment thereof has been specifically authorized in writing by the Indemnifying Party; or (ii) representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between such parties (which such judgment shall be made in good faith after consultation with counsel).  The Indemnified Party agrees to cooperate fully with (and to provide all relevant documents and records and make all relevant personnel available to) the Indemnifying Party and its counsel, as reasonably requested, in the defense of any such asserted claim at no additional cost to the Indemnifying Party.  No Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to any such asserted claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld or delayed, (a) if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim or (b) if, as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could materially and adversely affect the business, operations or assets of the Indemnified Party.  No Indemnified Party will consent to the entry of any judgment or enter into any settlement with respect to any such asserted claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld or delayed.  If an Indemnifying Party makes a payment with respect to any claim under the representations or warranties set forth herein and the Indemnified Party subsequently receives from a third party or under the terms of any insurance policy a sum in respect of the same claim, the receiving party will repay to the other party such amount that is equal to the sum subsequently received.

SECTION 9

Miscellaneous

9.1Governing Law; Exclusive Jurisdiction; Venue.  This Agreement shall be governed in all respects by the laws of the State of New York without application of any provisions thereof that would require the application of the laws of any other jurisdiction.  Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by another Party or its successors or assigns, will be brought and determined exclusively in (i) the state courts of the State of New York in Manhattan, New York, or (ii) the United States District Court for the Southern District of New York.  Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (x) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.1, (y) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) to the fullest extent permitted by applicable law, any claim that (1) the suit, action or proceeding in such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each of the Parties agrees that service of process upon such Party in any such action or proceeding will be effective if such process is given as a notice in accordance with Section 9.5.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY DIRECT OR INDIRECT ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) MAKES THIS WAIVER VOLUNTARILY, AND (C) ACKNOWLEDGES THAT EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.1.

9.2Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties.

9.3Survival.  The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Investor and the Closing.

9.4Successors, Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.  This Agreement may not be assigned by either Party without the prior written consent of the other; except that either Party may assign this Agreement to an Affiliate (as defined in Section 6.1(a)) of such Party or to any third party that acquires all or substantially all of such party’s business, whether by merger, sale of assets or otherwise. In case of an assignment by either Party to its Affiliate, such Affiliate must agree in writing that, in case such Affiliate ceases to be an Affiliate of the assigning Party, the Agreement, or in case of an assignment of rights or obligations, such assigned rights shall automatically be re-assigned and transfer back to such assigning Party, and that the parties to such assignment agreement will do all acts that are required to effectuate such reassignment and transfer back to such assigning Party. Any attempted assignment or delegation in violation of this Section 9.4 shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of the Company or the Investor, as the case may be. The permitted assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.

9.5Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be sent by facsimile (receipt confirmed) or mailed by registered or certified mail, postage prepaid, return receipt requested, or otherwise delivered by hand or by messenger, addressed if to the Investor, at the following address:

c/o RTW Investments, LP

40 10th Avenue, Floor 7

New York, NY 10014

Attention: Roderick Wong and Alice Lee

Telephone: [ * ]

Email: [ * ]

if to the Company, at the following address:

Cytokinetics, Incorporated

350 Oyster Point Boulevard

South San Francisco, CA 94080

Attention: General Counsel

Facsimile: [ * ]

Email: [ * ]

or at such other address as one Party shall have furnished to the other Party in writing. All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when received by a recipient, if sent by email, (iii) when sent, if sent by facsimile, with an acknowledgement of sending being produced by the sending facsimile machine or (iv) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

9.6Expenses.  Each of the Company and the Investor shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.

9.7Finder’s Fees.  Each of the Company and the Investor shall indemnify and hold the other harmless from any liability for any commission or compensation in the nature of a finder’s fee, placement fee or underwriter’s discount (including the costs, expenses and legal fees of defending against such liability) for which the Company or the Investor, or any of its respective partners, employees, or representatives, as the case may be, is responsible.

9.8Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and enforceable against the party actually executing the counterpart, and all of which together shall constitute one and the same instrument. This Agreement may be executed by electronically transmitted signatures (including, without limitation, through the use of eSignature platforms such as DocuSign®) and such signatures shall be deemed to bind each Party hereto as if they were original signatures; and that this Agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is executed by electronically transmitted signatures.

9.9Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

9.10Entire Agreement. This Agreement and the other Transaction Agreements, including the exhibits and schedule attached hereto and thereto, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.  No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

9.11Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

9.12Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

9.13Waiver.  The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.  None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

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IN WITNESS WHEREOF, the Parties have executed this Common Stock Purchase Agreement as of the date first set forth above.

CYTOKINETICS, INCORPORATED		RTW INNOVATION MASTER FUND, LTD.

By:	/s/ Robert I. Blum	By:	/s/ Roderick Wong

Name:	Robert I. Blum	Name:	Roderick Wong, M.D.

Title:	President and CEO	Title:	Director

Schedule A

The Investor is an institutional “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act.

Schedule B

Schedule of Exceptions

None